As filed with the Securities and Exchange Commission on September 25, 2014

Registration No. 333-__________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

P.A.M. TRANSPORTATION SERVICES, INC.

(Exact name of registrant as specified in its charter)

Delaware	71-0633135
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification Number)

297 West Henri De Tonti Boulevard, Tontitown, Arkansas	72770
(Address of registrant’s principal executive offices)	(Zip Code)

P.A.M. TRANSPORTATION SERVICES, INC. 2006 STOCK OPTION PLAN

P.A.M. TRANSPORTATION SERVICES, INC. 2014 AMENDED AND RESTATED

STOCK OPTION AND INCENTIVE PLAN

(Full title of the plan)

Daniel H. Cushman
President and Chief Executive Officer
P.A.M. Transportation Services, Inc.
297 West Henri De Tonti Boulevard

Tontitown, Arkansas 72770

Telephone: (479) 361-9111

(Name, address and telephone number,

including area code, of agent for service)

Copy to:

C. Douglas Buford, Jr., Esq.
Courtney C. Crouch, III, Esq.

Mitchell, Williams, Selig, Gates &

Woodyard, P.L.L.C.
425 West Capitol Avenue, Suite 1800
Little Rock, Arkansas 72201

Telephone: (501) 688-8822

Facsimile: (501) 918-7822

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “accelerated filer”, “large accelerated filer”, and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☑
Non-accelerated filer ☐(Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share (3)	Proposed Maximum Aggregate Offering Price (3)	Amount of Registration Fee (3)
Common Stock, par value $0.01
Outstanding Award Shares (1)	120,089	$18.10	$2,173,611	$67
Remaining Shares (2)(3)	362,976	$18.10	$6,569,857	$202
Total	483,065(4)	$18.10	$8,743,468	$269

(1)

The Outstanding Award Shares are shares of common stock of P.A.M. Transportation Services, Inc. (the “Company”) that are subject to outstanding awards granted under the Company’s 2006 Stock Option Plan (the “2006 Plan”) as of May 29, 2014. On May 29, 2014, the Company’s stockholders approved the adoption of the 2014 Amended and Restated Stock Option and Incentive Plan (the “Plan”), which replaced the 2006 Plan. Pursuant to Section 4(b) of the Plan, the Outstanding Award Shares will revert to and again become available for issuance under the Plan if for any reason the awards to which they are subject expire or otherwise terminate without having been exercised or redeemed in full, are reacquired or repurchased at cost by the Company prior to vesting, or are redeemed by payment in cash rather than shares of common stock.

(2)

The Remaining Shares are shares of common stock of the Company that were previously registered by the Company and available for grant under the 2006 Plan but were not subject to outstanding awards as of May 29, 2014, and are now available for grant under the Plan.

(3)

The Outstanding Award Shares and the Remaining Shares are referred to as the “Carried Forward Shares”. The Carried Forward Shares were previously registered by the Company under a registration statement on Form S-8 filed on August 29, 2007 (File No. 333-145778) and the Company paid the required fee based on a proposed maximum offering price of $18.10 per share as reported in such registration statement. Pursuant to Interpretation 89 under Section G of the Manual of Publicly Available Telephone Interpretations of the Division of Corporation Finance of the Securities and Exchange Commission (July 1997) and Instruction E to the General Instructions to Form S-8, the Company has carried forward the registration fee for the Carried Forward Shares. The Company has concurrently filed Post-Effective Amendment No. 1 to the registration statement on Form S-8 filed on August 29, 2007 (File No. 333-145778) deregistering the Carried Forward Shares under the 2006 Plan.

(4)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, this registration statement also covers an indeterminate number of additional shares that may be offered or issued to adjust for an increase in the number of issued shares by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration by the Company.

PART I

INFORMATION REQUIRED IN SECTION 10(A) PROSPECTUS

Item 1.   Plan Information.

Not filed as part of this registration statement pursuant to the Note to Part I of Form S-8 and Rule 428 under the Securities Act of 1933 (the “Securities Act”).

Item 2.   Registrant Information and Employee Plan Annual Information.

Not filed as part of this registration statement pursuant to Note to Part I of Form S-8 and Rule 428 under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.   Incorporation of Documents by Reference.

P.A.M. Transportation Services, Inc. (the “Company,” “we” or “our”) incorporates by reference in this registration statement the following documents previously filed with the Securities and Exchange Commission (the “Commission”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”):

(1)     Our Annual Report on Form 10-K for the year ended December 31, 2013, filed with the Commission on March 14, 2014.

(2)     Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2014 and June 30, 2014, filed with the Commission on May 9, 2014 and August 8, 2014, respectively.

(3)     Our Current Reports on Form 8-K, filed with the Commission on March 17, 2014, June 4, 2014 and August 13, 2014, respectively.

(4)     The description of our common stock included in our registration statement on Form 8-A filed with the Commission on October 7, 1986, including any amendments or reports filed for the purpose of updating the description.

All documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents.

Any statements contained in this registration statement or in a document incorporated or deemed to be incorporated by reference in this registration statement shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in this registration statement or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this registration statement modifies or supersedes such earlier statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.   Description of Securities.

Not Applicable.

Item 5.   Interests of Named Experts and Counsel.

Not Applicable.

Item 6.   Indemnification of Directors and Officers.

Under Section 145 of the Delaware General Corporation Law (the “Delaware Law”), a corporation may indemnify its directors, officers, employees and agents and its former directors, officers, employees and agents and those who serve, at the corporation’s request, in such capacities with another enterprise, against expenses (including attorneys’ fees), as well as judgments, fines and settlements in nonderivative lawsuits, actually and reasonably incurred in connection with the defense of any action, suit or proceeding in which they or any of them were or are made parties or are threatened to be made parties by reason of their serving or having served in such capacity. The Delaware Law provides, however, that such person must have acted in good faith and in a manner such person reasonably believed to be in (or not opposed to) the best interest of the corporation and, in the case of a criminal action, such person must have had no reasonable cause to believe his or her conduct was unlawful. In addition, the Delaware Law does not permit indemnification in an action or suit by or in the right of the corporation, where such person has been adjudged liable to the corporation, unless, and only to the extent that, a court determines that such person fairly and reasonably is entitled to indemnity for costs the court deems proper in light of liability adjudication. Indemnity is mandatory to the extent a claim, issue or matter has been successfully defended.

Our Bylaws provide for indemnification of our directors and officers to the fullest extent permitted by the Delaware Law. In addition, our Certificate of Incorporation eliminates the monetary liability of directors to the fullest extent permitted by the Delaware Law.  We have purchased directors’ and officers’ liability insurance covering certain liabilities that may be incurred by our directors and officers in connection with the performance of their duties.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the provisions discussed above or otherwise, we have been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 7.   Exemption from Registration Claimed.

Not Applicable.

Item 8.   Exhibits.

The exhibits to this Form S-8 are listed on the exhibit index, which appears elsewhere herein and is incorporated herein by reference.

Item 9.   Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement, provided that any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b), if in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant, in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing this registration statement on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tontitown, State of Arkansas, on September 25, 2014.

P.A.M. TRANSPORTATION SERVICES, INC.

By:	/s/ Daniel H. Cushman
Daniel H. Cushman
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Daniel H. Cushman and Allen W. West, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each said attorneys-in-fact and agents, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Dated: September 25, 2014	By:	/s/ Frederick P. Calderone
FREDERICK P. CALDERONE, Director

Dated: September 25, 2014	By:	/s/ Daniel H. Cushman
DANIEL H. CUSHMAN
President and Chief Executive Officer, Director
(principal executive officer)

Dated: September 25, 2014	By:	/s/ W. Scott Davis
W. SCOTT DAVIS, Director

Dated: September 25, 2014	By:	/s/ Norman E. Harned
NORMAN E. HARNED, Director

Dated: September 25, 2014	By:	/s/ Franklin McLarty
FRANKLIN MCLARTY, Director

Dated: September 25, 2014	By:	/s/ Manuel J. Moroun
MANUEL J. MOROUN, Director

Dated: September 25, 2014	By:	/s/ Matthew T. Moroun
MATTHEW T. MOROUN, Chairman of the Board

Dated: September 25, 2014	By:	/s/ Daniel C. Sullivan
DANIEL C. SULLIVAN, Director

Dated: September 25, 2014	By:	/s/ Allen W. West
ALLEN W. WEST
Vice President-Finance, Chief Financial Officer, Secretary and Treasurer
(principal financial and accounting officer)

EXHIBIT INDEX

Exhibit Number		Description
4.1	—

Amended and Restated Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.1 of our Quarterly Report on Form 10-Q for the quarter ended March 31, 2002, filed on May 15, 2002)

4.2	—	Amended and Restated By-laws of the Company (incorporated by reference to Exhibit 3.2 of our Current Report on Form 8-K filed on December 11, 2007)

5.1	—	Opinion of Mitchell, Williams, Selig, Gates & Woodyard, P.L.L.C.

23.1	—	Consent of Grant Thornton LLP

23.2	—	Consent of Mitchell, Williams, Selig, Gates & Woodyard, P.L.L.C. (included in Exhibit 5.1)

24.1	—	Power of Attorney (on signature page)

99.1	—	P.A.M. Transportation Services, Inc. 2006 Stock Option Plan (incorporated by reference to Appendix B to the Company’s Definitive Proxy Statement on Schedule 14A, filed on April 19, 2006)

99.2	—

P.A.M. Transportation Services, Inc. 2014 Amended and Restated Stock Option and Incentive Plan (incorporated by reference to Appendix A to the Company’s Definitive Proxy Statement on Schedule 14A, filed on April 23, 2014)